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As filed with the United States Securities and Exchange Commission on September 27, 2012

Registration No. 333-178278

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 8
to
 FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUXFER HOLDINGS PLC
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant's name into English)

England and Wales (State or other jurisdiction of incorporation or organization)	2810 (Primary Standard Industrial Classification Code Number)	98-1024030 (I.R.S. Employer Identification Number)

Anchorage Gateway
5 Anchorage Quay
Salford M50 3XE England
(44) 161 300-0600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, NY 10036
(800) 927-9801
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Sebastian R. Sperber, Esq. Cleary Gottlieb Steen & Hamilton LLP City Place House 55 Basinghall Street London EC2V 5EH England Phone: (44) 20 7614-2200 Fax: (44) 20 7600-1698	Marc D. Jaffe, Esq. Erika L. Weinberg, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Phone: (1) 212 906-1200 Fax: (1) 212 751-4864

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Ordinary Shares of £1 per share(2)(3)	$128,800,000	$14,760(4)

(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes ordinary shares that the underwriters may purchase solely to cover overallotments, if any.

(3)
American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6. Each American depositary share will represent one-half of an ordinary share.

(4)
The Registrant previously paid $26,000.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

 Explanatory Note

        Luxfer Holdings PLC is filing this Amendment No. 8 (the "Amendment") to its Registration Statement on Form F-1 (Registration No. 333-178278) (the "Registration Statement") as an exhibit-only filing to re-file Exhibits 1.1 and 5.1 previously filed with the Registration Statement and to amend and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and Item 8 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in Amendment No. 7 to the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

 Part II
Information not required in the prospectus

Item 6.    Indemnification of directors and officers

        Our Amended Articles provide that, subject to the Companies Act, every person who is or was at any time a director or other officer (excluding an auditor) of our company may be indemnified out of the assets of our company against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

        The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

        In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, the Registrant, members of the Registrant's board of directors, members of the executive management board and persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.

Item 7.    Recent sales of unregistered securities

        The following information is furnished with regard to all securities issued by the Registrant within the last three years that were not registered under the Securities Act. The issuance of such shares was deemed exempt from registration requirements of the Securities Act as such securities were offered and sold outside of the United States to persons who were neither citizens nor residents of the United States or such sales were exempt from registration under Section 4(2) of Securities Act.

        On June 7, 2010, the Registrant issued options to purchase 9,600 ordinary shares at an exercise price of £1.40 per share under the Option Plan to an employee. On August 25, 2010, the Registrant issued options to purchase an aggregate of 39,000 ordinary shares at an exercise price of £3.00 per share under the Option Plan to certain employees. On November 16, 2010, the Registrant issued options to purchase 2,600 ordinary shares at an exercise price of £3.00 per share under the Option Plan to an employee. On July 5, 2011, the Registrant issued options to purchase 29,510 ordinary shares at an exercise price of £4.00 per share under the Option Plan to an executive director. The Registrant believes that the issuance of these options was exempt from registration under the Securities Act because they were made pursuant to exemptions from registration provided by Rule 701 or Regulation S promulgated thereunder.

        No underwriter or underwriting discount or commission was involved in any of the issuances set forth in this Item 7.

Item 8.    Exhibits

(a)
The following documents are filed as part of this Registration Statement:

1.1	Form of Underwriting Agreement
3.1	Articles of Association†
4.1	Form of specimen certificate evidencing ordinary shares†
4.2	Form of Deposit Agreement among Luxfer Holdings PLC, The Bank of New York Mellon and holders of American Depositary Receipts†
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)†
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP
10.1	Senior Facilities Agreement dated as of May 13, 2011 by and among Luxfer Holdings PLC and the parties named therein†
10.2	Note Purchase Agreement dated as of May 13, 2011 by and among BA Holdings, Inc. and the parties named therein†
10.3	Executive Share Option Plan†
10.4	Long-Term Umbrella Incentive Plan†
10.5	Non-Executive Director Equity Incentive Plan†
10.6	Form of Executive Officer IPO Stock Option Grant Agreement†
10.7	Form of Non-Executive Director IPO Stock Option Grant Agreement†
21.1	List of Subsidiaries (included in the prospectus filed as part of this Registration Statement under "Our History and Recent Corporate Transactions—Our Corporate Structure")†
23.1	Consent of Ernst & Young LLP†
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)†

†
Filed previously.
(b)
Financial statement schedules and

            None.

Item 9.    Undertakings

(a)
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salford, England, on September 27, 2012.

LUXFER HOLDINGS PLC
By:	/s/ LINDA FRANCES SEDDON
	Name:	Linda Frances Seddon
	Title:	General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian Gordon Purves	Chief Executive and Director (Principal Executive Officer)	September 27, 2012
* Andrew Michael Beaden	Group Finance Director (Principal Financial and Accounting Officer)	September 27, 2012
* Peter Joseph Kinder Haslehurst	Director	September 27, 2012
* Joseph Allison Bonn	Director	September 27, 2012
* Kevin Sean Flannery	Director	September 27, 2012
* Donald Puglisi	Authorized Representative of Luxfer Holdings PLC in the United States	September 27, 2012

*By:	/s/ LINDA FRANCES SEDDON
Linda Frances Seddon Attorney-in-fact

 EXHIBIT INDEX

1.1	Form of Underwriting Agreement
3.1	Articles of Association†
4.1	Form of specimen certificate evidencing ordinary shares†
4.2	Form of Deposit Agreement among Luxfer Holdings PLC, The Bank of New York Mellon and holders of American Depositary Receipts†
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)†
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP
10.1	Senior Facilities Agreement dated as of May 13, 2011 by and among Luxfer Holdings PLC and the parties named therein†
10.2	Note Purchase Agreement dated as of May 13, 2011 by and among BA Holdings, Inc. and the parties named therein†
10.3	Executive Share Option Plan†
10.4	Long-Term Umbrella Incentive Plan†
10.5	Non-Executive Director Equity Incentive Plan†
10.6	Form of Executive Officer IPO Stock Option Grant Agreement†
10.7	Form of Non-Executive Director IPO Stock Option Grant Agreement†
21.1	List of Subsidiaries (included in the prospectus filed as part of this Registration Statement under "Our History and Recent Corporate Transactions—Our Corporate Structure")†
23.1	Consent of Ernst & Young LLP†
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)†

†
Filed previously.

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Explanatory Note
Part II Information not required in the prospectus
  Item 6. Indemnification of directors and officers
  Item 7. Recent sales of unregistered securities
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX